Exhibit 99.1

News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SIGNIFICANTLY HIGHER FIRST QUARTER
EARNINGS AND INCREASES FULL YEAR GUIDANCE

MIAMI – April 29, 2016 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported first quarter results and increased its outlook for the full year.  Continuing on its Double-Double trajectory, the company’s Adjusted first quarter earnings were $0.57 per share – nearly tripling last year’s results and almost doubling previously provided guidance.  The company increased its full year earnings guidance by $0.25 per share to $6.15 to $6.35.

KEY HIGHLIGHTS

Results for the First Quarter 2016:

>
Net Yields were up 7.0% on a Constant-Currency basis (up 3.4% As-Reported), 300 basis points better than guidance. Strong close-in demand on Caribbean sailings and better onboard revenue drove the improvement.

>	Net Cruise Costs (“NCC”) excluding fuel increased 4.7% on a Constant-Currency basis (up 3.6% As-Reported), which was in line with guidance.
>	Adjusted Net Income was $124.0 million or $0.57 per share, versus $45.2 million, or $0.20 per share in 2015.
>	US GAAP Net Income was $99.1 million or $0.46 per share, versus $45.2 million or $0.20 per share in 2015.

Full Year 2016:

>	Overall, the company’s booked position remains strong, similar to last year’s record high levels.
>
Adjusted EPS is expected to be in the range of $6.15 to $6.35 per share – $0.25 higher than previous guidance. The increase is mainly driven by strength in North American products and onboard revenue trends as well as stronger foreign currencies.

>	Net Yields are expected to increase 2.5% to 4.0% on a Constant-Currency basis (up 1.3% to 2.8% As-Reported).
>	NCC excluding fuel are expected to be up approximately 1.0% on a Constant-Currency basis (up 1.0% or less As-Reported).

The company continues to implement its $500 million share repurchase program.  Since the program was announced in October 2015, the company has repurchased $450 million worth of shares.

“What an exciting quarter in an exciting year,” said Richard D. Fain, chairman and chief executive officer. “Our brands continue to excel and produce gratifying results.  This year’s performance further solidifies our base for the Double-Double.”

FIRST QUARTER RESULTS

Adjusted Net Income for the first quarter of 2016 was $124.0 million, or $0.57 per share, compared to Adjusted Net Income of $45.2 million, or $0.20 per share, in the first quarter of 2015. Strong close-in demand for the Caribbean combined with better than expected onboard spend in beverage and internet drove the majority of the outperformance.  Foreign exchange and fuel contributed $0.08 to the upside.

US GAAP Net Income for the first quarter 2016 was $99.1 million or $0.46 per share compared to $45.2 million or $0.20 per share in 2015. As previously announced, the company eliminated the two-month reporting lag related to their Pullmantur brand in the first quarter.  This resulted in a one-time catch up of approximately $0.10 loss per share which, as previously discussed, has been removed from key statistics for 2016.

Net Yields on a Constant-Currency basis increased 7.0% during the quarter. Constant-Currency NCC excluding fuel increased 4.7%. Bunker pricing net of hedging for the first quarter was $511 per metric ton and consumption was 344,000 metric tons.

FULL YEAR 2016

The company has updated full year Adjusted EPS guidance to a range of $6.15 to $6.35 from $5.90 to $6.10.  Foreign exchange net of fuel is contributing approximately $0.15 to full year earnings.

The company’s booked position is similar to last year’s record levels.  However, China is a closer-in booking environment making it harder to compare positions.  Excluding China bookings, the company’s booked position is well ahead of last year’s.

Constant-Currency Net Yields are expected to be in the range of up 2.5% to 4.0%.  Strong first quarter revenue results, combined with strong demand trends for North American products is more than offsetting weaker demand for Mediterranean sailings from the North American consumer.

“The first quarter has given our year momentum, which is more than offsetting some headwinds from the Mediterranean,” said Jason T. Liberty, chief financial officer. “This performance is positioning us for the highest earnings in company history.”

Net Cruise Costs excluding fuel are expected to be up approximately 1.0% on a Constant-Currency basis.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2016 guidance for Adjusted EPS to be in the range of $6.15 to $6.35 per share.

SECOND QUARTER 2016

Constant-Currency Net Yields are expected to increase approximately 1.0% in the second quarter of 2016. Various customary factors skew comparisons between quarters such as an early Easter shifting Holy Week sailings into the first quarter in 2016 and the timing of new ship deliveries.  NCC excluding fuel are expected to be up approximately 2.0% on a Constant-Currency basis. Based on current fuel pricing, interest rates and currency exchange rates, the company expects second quarter Adjusted EPS will be approximately $1.00 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today’s fuel prices the company has included $191 million and $734 million of fuel expense in its second quarter and full year 2016 guidance, respectively.

Forecasted consumption is 65% hedged via swaps for the remainder of 2016 and 60%, 40%, 25% and 10% hedged for 2017, 2018, 2019 and 2020, respectively.  For the same five years, the average cost per metric ton of the hedge portfolio is approximately $537, $505, $466, $345 and $286, respectively.

The company provided the following fuel statistics for the second quarter and full year 2016:

FUEL STATISTICS	Second Quarter 2016	Full Year 2016
Fuel Consumption (metric tons)	353,000	1,411,000
Fuel Expenses	$191 million	$734 million
Percent Hedged (fwd consumption)	67%	65%
Impact of 10% change in fuel prices	$4 million	$11 million

In summary, the company provided the following guidance for the second quarter and full year of 2016:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2016
Net Yields	Approx. flat	Approx. 1.0%
Net Cruise Costs per APCD	Flat to (1.0%)	Flat to (1.0%)
Net Cruise Costs per APCD Excluding Fuel	1.5% to 2.0%	Approx. 2.0%

Full Year 2016
Net Yields	1.3% to 2.8%	2.5% to 4.0%
Net Cruise Costs per APCD	(1.5%) to (2.0%)	(1.3%) to (1.8%)
Net Cruise Costs per APCD Excluding Fuel	1.0% or less	Approx. 1.0%

	Second Quarter 2016	Full Year 2016
Capacity Increase	5.7%	6.0%
Depreciation and Amortization	$220 to $225 million	$898 to $908 million
Interest Expense, net	$71 to $76 million	$282 to $292 million
Adjusted EPS	Approx. $1.00	$6.15 to $6.35

1% Change in Currency	$3 million	$12 million
1% Change in Net Yield	$16 million	$54 million
1% Change in NCC x fuel	$10 million	$27 million
1% Change in LIBOR	$13 million	$44 million

Top currency exposures for the full year:
	Current – April	Previous – January
GBP	$1.45	$1.45
CNH	$0.15	$0.15
AUD	$0.77	$0.70
CAD	$0.79	$0.70
EUR	$1.13	$1.09

LIQUIDITY AND FINANCING ARRANGEMENTS

As of March 31, 2016, liquidity was $0.7 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt maturities for the remainder of 2016, 2017, 2018, 2019 and 2020 are $0.8 billion, $0.9 billion, $2.2 billion, $0.6 billion and $1.7 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2016, 2017, 2018, 2019 and 2020 are $2.4 billion, $0.5 billion, $2.5 billion, $1.4 billion and $1.7 billion, respectively.  Capacity increases for 2016, 2017, 2018, 2019 and 2020 are expected to be 6.0%, 4.0%, 3.5%, 6.3% and 3.0%, respectively.  These figures do not include potential ship sales or additions that the company may elect to make in the future.

CONFERENCE CALL SCHEDULED

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the net loss related to the elimination of the Pullmantur reporting lag, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.  APCDs reported do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Cruise Costs excludes initiative costs related to our Pullmantur right-sizing strategy reported within Cruise operating expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 46 ships with an additional ten on order.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es,

www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2016, and expectations regarding the timing and results of our Double-Double initiative and the costs and yields expected in 2016 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, our operating costs and our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, concerns over safety, health and security aspects of traveling, unavailability of ports of call, the uncertainties of conducting business internationally and expanding into new markets and new ventures, changes in operating and financing costs, the impact of foreign exchange rates, interest rate and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, the impact of new or changing regulations on our business, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, shipyard unavailability and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, a copy of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)
	Quarter Ended
	March 31,
	2016	2015
Passenger ticket revenues	$1,378,167	$1,306,779
Onboard and other revenues	539,628	508,820
Total revenues	1,917,795	1,815,599
Cruise operating expenses:
Commissions, transportation and other	324,890	324,418
Onboard and other	103,654	116,239
Payroll and related	227,441	211,591
Food	121,510	119,786
Fuel	175,862	205,276
Other operating	288,221	245,307
Total cruise operating expenses	1,241,578	1,222,617
Marketing, selling and administrative expenses	302,021	286,832
Depreciation and amortization expenses	210,764	200,468
Restructuring charges	305	-
Operating Income	163,127	105,682

Other income (expense):
Interest income	2,720	3,737
Interest expense, net of interest capitalized	(65,446)	(70,159)
Other (expense) income (including a $21.7 million loss related to the 2016 elimination of the Pullmantur reporting lag)	(1,261)	5,970
	(63,987)	(60,452)
Net Income	$99,140	$45,230

Earnings Per Share:
Basic	$0.46	$0.21
Diluted	$0.46	$0.20

Weighted-Average Shares Outstanding:
Basic	216,914	219,626
Diluted	217,869	220,842

Comprehensive Income
Net Income	$99,140	$45,230
Other comprehensive income (loss):
Foreign currency translation adjustments	6,648	(31,544)
Change in defined benefit plans	(3,512)	(1,493)
Gain (loss) on cash flow derivative hedges	2,737	(260,949)
Total other comprehensive income (loss)	5,873	(293,986)
Comprehensive Income (Loss)	$105,013	$(248,756)

STATISTICS
	Quarter Ended
	March 31,
	2016(1)	2015
Passengers Carried	1,402,922	1,335,518
Passenger Cruise Days	9,658,990	9,214,643
APCD	9,192,563	8,778,945
Occupancy	105.1%	105.0%

(1) Does not include November and December 2015 amounts related to the elimination of the Pullmantur reporting lag.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$117,360	$121,565
Trade and other receivables, net	253,303	238,972
Inventories	121,392	121,332
Prepaid expenses and other assets	279,707	220,579
Derivative financial instruments	120,524	134,574
Total current assets	892,286	837,022

Property and equipment, net	18,828,743	18,777,778
Goodwill	286,852	286,764
Other assets	955,532	880,479
	$20,963,413	$20,782,043

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$895,490	$899,542
Accounts payable	371,854	302,072
Accrued interest	80,888	38,325
Accrued expenses and other liabilities	525,551	658,601
Derivative financial instruments	577,493	651,866
Customer deposits	1,946,668	1,742,286
Total current liabilities	4,397,944	4,292,692
Long-term debt	7,806,690	7,627,701
Other long-term liabilities	871,010	798,611

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
234,544,116 and 233,905,166 shares issued, March 31, 2016
and December 31, 2015, respectively)	2,345	2,339
Paid-in capital	3,298,515	3,297,619
Retained earnings	6,962,858	6,944,862
Accumulated other comprehensive loss	(1,322,560)	(1,328,433)
Treasury stock (18,697,703 and 15,911,971 common shares at cost, March 31, 2016 and December 31, 2015, respectively)	(1,053,389)	(853,348)
Total shareholders' equity	7,887,769	8,063,039
	$20,963,413	$20,782,043

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2016	2015

Operating Activities
Net income	$99,140	$45,230
Adjustments:
Depreciation and amortization	210,764	200,468
Net deferred income tax expense (benefit)	827	(520)
(Gain) loss on derivative instruments not designated as hedges	(14,455)	28,083
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	10,094	18,095
Decrease (increase) in inventories	274	(2,615)
Increase in prepaid expenses and other assets	(50,524)	(67,772)
Increase in accounts payable	68,515	9,341
Increase in accrued interest	42,564	28,774
Decrease in accrued expenses and other liabilities	(53,108)	(53,681)
Increase in customer deposits	178,316	208,423
Other, net	(14,511)	12,601
Net cash provided by operating activities	477,896	426,427

Investing Activities
Purchases of property and equipment	(249,840)	(304,644)
Cash received (paid) on settlement of derivative financial instruments	13,101	(45,182)
Investments in and loans to unconsolidated affiliates	-	(54,250)
Cash received on loans to unconsolidated affiliates	7,104	8,280
Other, net	(7,111)	(3,780)
Net cash used in investing activities	(236,746)	(399,576)

Financing Activities
Debt proceeds	1,519,000	749,800
Debt issuance costs	(22,566)	(16,493)
Repayments of debt	(1,382,270)	(587,111)
Purchases of treasury of stock	(200,040)	-
Dividends paid	(162,890)	(131,745)
Proceeds from exercise of common stock options	1,345	4,615
Other, net	659	587
Net cash (used in) provided by financing activities	(246,762)	19,653

Effect of exchange rate changes on cash	1,407	(6,040)

Net (decrease) increase in cash and cash equivalents	(4,205)	40,464
Cash and cash equivalents at beginning of period	121,565	189,241
Cash and cash equivalents at end of period	$117,360	$229,705

Supplemental Disclosure
Cash paid during the year for:
Interest, net of amount capitalized	$18,670	$33,664

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended March 31,
	2016	2016 On a Constant Currency basis	2015

Passenger ticket revenues	$1,378,167	$1,438,485	$1,306,779
Onboard and other revenues	539,628	544,591	508,820
Total revenues	1,917,795	1,983,076	1,815,599
Less:
Commissions, transportation and other	324,890	337,298	324,418
Onboard and other	103,654	104,977	116,239
Net Revenues	$1,489,251	$1,540,801	$1,374,942

APCD	9,192,563	9,192,563	8,778,945
Gross Yields	$208.62	$215.73	$206.81
Net Yields	$162.01	$167.61	$156.62

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended March 31,
	2016	2016 On a Constant Currency basis	2015

Total cruise operating expenses	$1,241,578	$1,260,440	$1,222,617
Marketing, selling and administrative expenses	302,021	306,797	286,832
Gross Cruise Costs	1,543,599	1,567,237	1,509,449
Less:
Commissions, transportation and other	324,890	337,298	324,418
Onboard and other	103,654	104,977	116,239
Net Cruise Costs including other initiative costs	1,115,055	1,124,962	1,068,792
Less:
Other initiative costs included within cruise operating expenses	2,491	2,551	-
Net Cruise Costs	1,112,564	1,122,411	1,068,792
Less:
Fuel(2)	175,438	176,015	205,276
Net Cruise Costs Excluding Fuel	$937,126	$946,396	$863,516

APCD	9,192,563	9,192,563	8,778,945
Gross Cruise Costs per APCD	$167.92	$170.49	$171.94
Net Cruise Costs per APCD	$121.03	$122.10	$121.74
Net Cruise Costs Excluding Fuel per APCD	$101.94	$102.95	$98.36

(2) For 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur's Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended
	March 31,
	2016	2015

Adjusted Net Income	$123,956	$45,230
Net Income	99,140	45,230
Net Adjustments to Net Income - Increase	$24,816	$-
Adjustments to Net Income:
Net loss related to the elimination of the Pullmantur reporting lag	$21,656	$-
Restructuring charges	305	-
Other initiative costs	2,855	-
Net Adjustments to Net Income - Increase	$24,816	$-

Adjusted Earnings per Share - Diluted	$0.57	$0.20
Earnings per Share - Diluted	0.46	0.20
Net Adjustments to Net Income - Increase	$0.11	$-
Adjustments to Earnings per Share:
Net loss related to the elimination of the Pullmantur reporting lag	$0.10	$-
Restructuring charges	-	-
Other initiative costs	0.01	-
Net Adjustments to Net Income - Increase	$0.11	$-

Weighted-Average Shares Outstanding - Diluted	217,869	220,842